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                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                ZIXIT CORPORATION

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                   ARTICLE ONE

         The name of the corporation is ZixIt Corporation.

                                   ARTICLE TWO

         The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on July 29, 2002. The amendment alters
Article I of the Articles of Incorporation, restated December 4, 2001, and the full text of Article I as amended is as follows:

                                   "ARTICLE I

                The name of the corporation is Zix Corporation."

                                  ARTICLE THREE

         The number of shares of the corporation outstanding at the time of the adoption of the above amendment was 18,143,201, and the number of shares entitled to vote on the amendment was 17,674,687.

                                  ARTICLE FOUR

         The number of shares of the corporation voted for the above amendment was 16,191,593, and the number of shares voted against the amendment was 391,684.

Dated:   July 29, 2002

                                   ZIXIT CORPORATION

                                   By:  /s/ Tanya G. Foreman
                                      ----------------------------------------
                                        Tanya G. Foreman, Assistant Secretary